UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2011

RASER TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-32661

DELAWARE	87-0638510
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

5152 North Edgewood Drive, Suite 200
Provo, Utah 84604
(Address of principal executive offices, including zip code)

(801) 765-1200
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement
Item 2.03 Creation of a Direct Financial Obligation
Item 8.01 Other Events.

As disclosed in the current report on Form 8-K (the “8-K”) filed by Raser Technologies, Inc. (“Raser”) on May 3, 2011, on April 29, 2011, Raser and its wholly-owned subsidiaries (collectively, the “Company”) filed voluntary petitions (In re: Raser Technologies, Inc., et. al, Debtors, Case No. 11-11315 (KJC)) for reorganization (the “Chapter 11 Case”) under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., as amended (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

Also as disclosed in the 8-K, 0n April 29, 2011, the Company entered into a Plan Support and Restructuring Agreement (the “Plan Support Agreement”), dated as of April 28, 2011, with Linden Capital, L.P. (“Linden”), Tenor Opportunity Master Fund Ltd. (“Tenor”), Aria Opportunity Fund Ltd. (“Aria”), Parsoon Opportunity Fund Ltd. (“Parsoon”)  (“Tenor” with Linden and Aria are collectively referred to as the “DIP Lenders”, and with Linden, Aria and Parsoon are collectively referred to as the “Sponsors”), and The Prudential Insurance Company of America (“Prudential”), Zurich American Insurance Company (collectively with Prudential being referred to as, the “Thermo Lenders”) and Deutsche Bank Trust Company Americas.

On June 2, 2011, the Bankruptcy Court entered its Order (the “Order”) authorizing and approving the Company’s entry into the Debtor-In-Possession Credit Agreement (the “DIP Credit Agreement”) with the DIP Lenders on terms more particularly set forth in the Order (the “DIP Financing”).   A copy of the DIP Credit Agreement is attached hereto as Exhibit 10.1.  The material terms of the DIP Financing include the following:

•
The Debtors are authorized to borrow funds under the DIP Facility up to an aggregate principal amount of no more than $12,500,000 (the “Commitment”), provided that, borrowings under the DIP Financing may not exceed $10,500,000 in the aggregate unless and until the Debtors deliver to the Administrative Agent an officer’s certificate signed by Nicholas Goodman in his capacity as Chief Executive Officer of Raser and Lightning Dock Geothermal HI-01, LLC (“Lightning Dock”), certifying that (i) surface access to Lightning Dock’s geothermal resources that is sufficient to effectuate Lightning Dock’s business plan is reasonably assured, and (ii) the granting of water diversion permits from the applicable regulatory authorities sufficient to effectuate Lightning Dock’s business plan is reasonably assured (the “Lightning Dock Certificate”).

•
The Company’s obligations to the DIP Lenders shall be secured by a senior, first-priority, fully-perfected lien on and security interest in all Collateral (as defined in the Order) not otherwise subject to a prior lien, and fully-perfected junior liens on and security interests in all Collateral subject to a prior lien.

•
The Order authorized and directed the Company to make an indefeasible payment to the Senior Thermo Lenders from the proceeds of the DIP Facility equal to $6 million plus an amount sufficient to reimburse or pay the reasonable, documented out-of-pocket attorneys’ fees and expenses incurred by the Senior Thermo Lenders in connection with documenting that transaction.

•
The DIP Lenders will receive a commitment fee of 7%, based upon funds available to or for the benefit of the Debtors.  The commitment fee in respect of the $750,000 initial advance under the DIP Facility was fully earned upon entry of the Interim Order.  The commitment fee in respect of the remaining balance of the aggregate Commitments up to an aggregate of $10,500,000 of Commitments was fully earned upon entry of the Order.  The commitment fee payable with respect to the $2,000,000 portion of the Commitments in excess of $10,500,000 will be earned upon the Debtor’s delivery of the Lightning Dock Certificate.

•	Interest on advances and commitment fees earned under the DIP Facility will accrue interest at a rate of 12.5% per annum, compounded monthly and paid at maturity.

•
The DIP Facility has a maturity date that is the earliest to occur of: (a) September 12, 2011, unless this Court shall have entered an order pursuant to section 1129 of the Bankruptcy Code confirming the Plan on or prior to 11:59 p.m. (Wilmington, Delaware time) on such date; (b) September 30, 2011, unless the Plan shall have become effective prior thereto; and (c) the occurrence of a DIP Event of Default and/or Cash Collateral Event of Default.

Reference should be made to the DIP Credit Agreement for the actual terms of the DIP Financing approved by the Bankruptcy Court.

Reference should be made to the Order for a complete list of all relief granted by the Bankruptcy Court in connection with the DIP Financing, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description
10.1	Debtor-In-Possession Credit Agreement
99.1	Bankruptcy Court Order

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 9, 2011	Raser Technologies, Inc.

	By:	/s/ Nicholas Goodman
Name: Nicholas Goodman
Title: CEO

Exhibits
Exhibit No.	Description

10.1	Debtor-In-Possession Credit Agreement
99.1	Bankruptcy Court Order